Exhibit 99.1

BIOLASE COMPLETES ACQUISITION OF THE INTELLECTUAL PROPERTY PORTFOLIO OF DIODEM LLC

SAN CLEMENTE, Calif., January 26, 2005 — BIOLASE Technology, Inc. (NASDAQ: BLTI - News), a medical technology company that develops, manufactures and markets lasers and related products focused on improving dental procedures, today announced the completion of the acquisition of the intellectual property portfolio of Diodem LLC.

Under the terms of the definitive agreement, BIOLASE acquired all of the intellectual property portfolio of Diodem LLC, consisting of certain U.S. and international patents of which four were asserted against the Company, for a consideration of $3.0 million in cash, $4.5 million in common stock, valued at $11.06 per share as of the closing price on December 17, 2004, and five-year warrants exercisable for 81,037 shares of common stock at a strike price of $11.06 per share.

“We are pleased to announce the completion of this key transaction for BIOLASE,” commented Robert E. Grant, President and CEO. “This deal not only creates a synergistic combination of intellectual property that will provide attractive opportunities in the areas of strategic licensing and product development, but also strengthens the Company’s IP position of its market leading Waterlase technology,” continued Grant.

About BIOLASE

BIOLASE Technology, Inc. (http://www.biolase.com) is a medical technology company that designs, manufacturers and markets proprietary dental laser systems that allow dentists, oral surgeons and other specialists to perform a broad range of common dental procedures, including cosmetic applications. The company’s products incorporate patented and patent pending technologies focused on reducing pain and improving clinical results. Its primary product, the Waterlase® system, is the best selling dental laser system. The Waterlase® system uses a patented combination of water and laser to precisely cut hard tissue, such as bone and teeth, and soft tissue, such as gums, with minimal or no damage to surrounding tissue. The company also offers the LaserSmile™ system, which uses a laser to perform soft tissue and cosmetic procedures, including tooth whitening.

This press release contains forward-looking statements intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning the expected value of Biolase’s and Diodem’s patent portfolio, expecting license opportunities for Biolase, future operating results and expenses of Biolase, including anticipating cost savings as a result of the settlement of litigation and expectations about product development, licensing opportunities and growth of the company. These statements may be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “estimate,” “continue,” “intend,” “plan,” “believe,” and variations of these words or similar expressions or other similar words or expressions. You should not place undue reliance on any forward-looking statements. All of these forward-looking statements are based on current expectations and assumptions that Biolase’s management believes are reasonable at this time; however, these expectations and assumptions are subject to risks and uncertainties and actual results may differ materially from the expectations of Biolase’s management. The forward-looking statements are made only as of the date of this press release and Biolase undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances including any change in Biolase’s beliefs or expectations.

For further information, please contact: Robert E. Grant, President & CEO, rgrant@biolase.com; John W. Hohener, CFO, jhohener@biolase.com; Scott Jorgensen, Director of Finance & Investor Relations, sjorgensen@biolase.com, of BIOLASE Technology, Inc., +1-949-361-1200; David Allred, Richter7 Public Relations, dallred@richter7.com, +1-801-521-2903.